EXHIBIT 21

Subsidiaries of the Registrant

Name of Entity (Former Name)	State of Org.	Entity Type/
Merisel Inc.	Delaware	Corp
Merisel Americas, Inc.	Delaware	Corp
Merisel Properties, Inc.	Delaware	Corp
Color Edge, LLC (MCEI, LLC)	Delaware	LLC
Color Edge Visual, LLC (MCEV, LLC acq’d Photobition )	Delaware	LLC
Comp 24, LLC (MC24, LLC)	Delaware	LLC
Crush Creative, LLC (MCRU, LLC)	Delaware	LLC
Dennis Curtin Studios, LLC (Merisel CD, LLC)	Delaware, Qualified in California	LLC
MADP, LLC	Delaware	LLC
Advertising Props Inc.	Georgia	Corp
Fuel Digital, LLC	Delaware, Qualified in New York	LLC